Revised 6/30/2014

Privileged and Confidential

HGK Asset Management, Inc.

Code of Ethics

June 30, 2014

2379/02379-000 current/41091905v6	06/30/2014

HGK Asset Management, Inc.

Code of Ethics

2379/02379-000 current/41091905v6	06/30/2014

Summary of HGK Asset Management, Inc.’s

Code of Ethics

INTRODUCTION

This Compliance Manual and Code of Ethics (“Manual”) has been prepared to assist the directors, officers, employees and other Supervised Persons (as defined below) of HGK Asset Management, Inc. (“HGK”) in complying with the Investment Advisers Act of 1940 (the “Advisers Act”) and applicable rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) thereunder. This Manual does not address all compliance issues that might arise as the result of the investment advisory activities of HGK. Questions not answered by this Manual should be directed to Michael Sandler, the Chief Compliance Officer of HGK (the “CCO”).

Any violation of this Manual must be reported promptly to the CCO. Every (i) director, (ii) officer (or other person occupying a similar status or performing similar functions), (iii) employee, and (iv) any other person not covered by the foregoing categories who provides investment advice on behalf of HGK and is subject to the supervision and control of HGK (each a “Supervised Person”) is also obligated to promptly report to the CCO any problems, errors, unusual incidents or events as well as any other issues that may raise reputational, legal, regulatory or other potential risks to HGK. HGK will make every effort to keep confidential the identity of any Supervised Person who makes such a report. Complete confidentiality may not be possible in every case, however, particularly where investigation and regulatory reporting may be required. Nonetheless, HGK will not permit retribution, harassment or intimidation of any Supervised Person who in good faith makes any such report.

FAILURE TO COMPLY WITH THE RULES AND REQUIREMENTS SET FORTH IN THIS MANUAL CONSTITUTES A BREACH OF A SUPERVISED PERSON’S OBLIGATION TO CONDUCT HIMSELF OR HERSELF IN ACCORDANCE WITH HGK’s POLICIES AND PROCEDURES, AND IN CERTAIN CASES MAY RESULT IN A VIOLATION OF LAW. APPROPRIATE REMEDIAL ACTION BY HGK MAY INCLUDE, WITHOUT LIMITATION, CENSURE, RESTRICTION ON ACTIVITIES, OR SUSPENSION OR TERMINATION OF EMPLOYMENT AND/OR ASSOCIATION WITH HGK.

2379/02379-000 current/41091905v6	06/30/2014

PART I

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

A.	STANDARDS OF BUSINESS CONDUCT.

Sections 1 through 11 of this Manual constitutes HGK’s Code of Ethics (the “Code”) and sets forth the ethical standards by which HGK’s Supervised Persons are expected to conduct themselves in the course of their business activities on behalf of HGK. This Code is based on the principle that HGK owes a fiduciary duty to its clients, and that all Supervised Persons must therefore avoid activities, interests and relationships that might (i) present a conflict of interest or potential conflict of interest with HGK’s clients, or (ii) otherwise interfere with HGK’s ability to make decisions in the best interests of the firm’s clients. In particular, Supervised Persons must at all times comply with the following standards of business conduct:

•	Clients Come First. Supervised Persons owe HGK’s client a duty of loyalty and must scrupulously avoid serving their own personal interests ahead of the interests of the firm’s clients. A Supervised Person may not cause or induce a client to take action, or not to take action, for HGK’s or the Supervised Person’s benefit, rather than for the benefit of the client.

•	Avoid Taking Advantage. Supervised Persons may not trade on the basis of inside information nor use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Supervised Persons may not use their knowledge of client portfolio holdings to engage in short-term or other abusive trading in Reportable Funds.

•	Avoid Inappropriate Relationships. In addition, since engaging in outside business activities and the receipt of investment opportunities, perquisites, or gifts from persons seeking business with HGK could call into question the exercise of a Supervised Person’s independent judgment, all Supervised Persons must comply with the provisions of the Code relating to these activities.

•	Compliance with Applicable Law. All Supervised Persons must comply with the Federal Securities Laws[1] that apply to the business of HGK.

[1]	For purposes of this Manual, “Federal Securities Laws” means the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), title V of the Gramm- Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to HGK and any Reportable Funds, and any rule adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

2379/02379-000 current/41091905v6	06/30/2014

Doubtful situations should be resolved in favor of HGK’s clients. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any personal trading or other activities that indicate an abuse of these governing principles.

2379/02379-000 current/41091905v6	06/30/2014

B.	CONFLICTS OF INTEREST

It is the policy of HGK that all Supervised Persons have a responsibility to identify and escalate any potential conflicts of interest that they or the firm may be subject to. Conflicts of interest should be managed in accordance with the Standards of Business conduct set forth in Section I.A above and with the following policies and procedures.

1.	General Duties and Obligations.

a.	Conflict of Interest Defined. A conflict of interest should be construed broadly to include anything that might give HGK or any Supervised Person a financial or other incentive to act in a manner that is contrary to the best interests of HGK’s clients.

b.	Duty to Report. Supervised Persons must report any potential conflict of interest to their supervisor and to the CCO.

c.	Management of Conflicts of Interest. The CCO is responsible for either eliminating or managing any actual or potential conflict of interest in accordance with the following guidelines:

i.	In general, to the extent the type of actual or potential conflict of interest is already covered by the policies and procedures in this Manual, such conflict of interest shall be managed in accordance with such existing policies and procedures.

ii.	To the extent an actual or potential conflict of interest may not be addressed adequately by the policies and procedures in this Manual, the CCO, in consultation with senior management, shall determine and implement the best means of eliminating or managing the conflict consistent with HGK’s fiduciary obligations towards its clients.

2.	Conflicts of Interest Involving Family or Personal Relationships with ERISA Fiduciaries. From time to time, HGK provides investment advisory services to, or solicits investment advisory business from, a pension, retirement or other benefit plan subject to ERISA (an “ERISA Plan”) where a Supervised Person of HGK has a family or personal relationship with a trustee or other fiduciary to such ERISA Plan. The following policies and procedures have been adopted to address the various potential conflicts of interest that may arise in such circumstances.

a.

Supervised Persons shall immediately notify their supervisor and the CCO of any family or personal relationships they may have with trustees or other fiduciaries to any ERSIA Plan that is or may become a client of HGK. New employees of HGK shall also be required to disclose any pre-existing relationships they may have

2379/02379-000 current/41091905v6	06/30/2014

with existing or prospective ERISA Plan clients of HGK or their fiduciaries. Supervised Persons must also scrupulously comply with HGK’s policies on Outside Business Activities (Section 1.E), Gifts and Entertainment (Section I.F) and Political Contributions (Section I.G) in connection with their dealings with any existing or prospective ERISA Plan clients with whom that have a family or other personal relationship.

b.	The CCO, in consultation with senior management, shall determine and implement the best means of eliminating or managing any potential conflicts of interest that may arise from such family or personal relationships consistent with HGK’s fiduciary obligations towards its clients. The CCO shall make such determination in light of all relevant facts and circumstances. Without limiting the generality of the foregoing, the CCO shall consider the following factors:

i.	What responsibilities the affected Supervised Person has or will have with respect to the management of the ERISA Plan’s assets or servicing HGK’s client relationship with the ERISA Plan;

ii.	What other job responsibilities the Supervised Person performs at HGK in addition to those relating to the affected ERISA Plan(s);

iii.	Whether the affected Supervised Person’s compensation is comparable to and in line with industry standards and the compensation being received by other HGK personnel with comparable educational and professional qualifications, background and experience performing comparable duties on behalf of the firm;

iv.	Whether HGK’s fee arrangements with the ERISA Plan is consistent with HGK’s standard fee arrangements for comparable investment accounts with comparable clients;

v.	Whether there are any unusual repayment, rebate, fee waiver or other arrangements between HGK, the ERISA Plan, the affected Supervised Person and/or affected trustee or other fiduciary;

vi.	Whether the net investment performance of the ERISA Plan’s account is comparable to the net investment performance of comparable investment accounts with comparable clients; and

vii.

What, if any, steps have been taken by the ERISA Plan to address any potential conflicts of interest from its end (such as requiring the affected trustee or other fiduciary to recuse him or herself from any deliberations relating to the HGK relationship or by bringing in an independent fiduciary to review the Plan’s relationship with HGK), whether the ERISA

2379/02379-000 current/41091905v6	06/30/2014

Plan has followed or departed from its standard process for retaining investment adviser to manage assets on behalf of the Plan, and the manner in which such steps have been documented by the ERISA Plan.

c.	Prior to entering into or renewing an investment advisory relationship with an affected ERISA Plan, HGK shall disclose in writing to each affected ERISA Plan all relevant facts relating to the actual or potential conflicts of interest, including, without limitation:

i.	the nature of the family or personal relationship between the HGK Supervised Person and the ERISA Plan’s trustees or other fiduciaries;

ii.	the Supervised Person’s involvement or contemplated involvement in HGK’s relationship with the ERISA Plan;

iii.	any potential conflicts of interest that may arise from such relationship; and

iv.	any steps that have been or will be taken by HGK to manage, eliminate and/or mitigate against such conflicts of interest.

d.	HGK shall cooperate with and provide such assistance as shall reasonably be requested by the ERISA Plan to assist in the implementation of any steps taken by the ERISA Plan from its end to address any potential conflicts of interest.

2379/02379-000 current/41091905v6	06/30/2014

C.	INSIDE INFORMATION & INSIDER TRADING

Federal and state securities laws prohibit both HGK and all Supervised Persons from engaging in securities transactions for themselves or for others on the basis of “inside information.” These laws also prohibit Supervised Persons from disseminating inside information to others who may use that knowledge to trade securities (so-called “tipping”). These prohibitions apply to all Supervised Persons and extend to activities within and outside of their duties at the firm.

1.	What Constitutes Insider Trading

a.	“Inside information” is defined as material nonpublic information about an issuer or security. Such information typically originates from an “insider” of the issuer, such as an officer, director, or controlling shareholder.[2] However, insider-trading prohibitions also extend to trading while in possession of certain “market information.” “Market information” is material nonpublic information which affects the market for an issuer’s securities but which comes from sources outside the issuer. A typical example of market information is knowledge of an impending tender offer.

b.	In order to assess whether a particular situation runs afoul of the prohibition against insider trading, keep in mind the following:

i.	Information is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. Among the types of information that should be deemed to be material is information relating to:

(A)	Increases or decreases in dividends;

(B)	Declarations of stock splits and stock dividends;

(C)	Financial announcements including periodic results and forecasts, especially earnings releases and estimates of earnings;

(D)	Changes in previously disclosed financial information;

(E)	Mergers, acquisitions or takeovers;

(F)	Proposed issuances of new securities;

[2]	Certain outsiders who work for the corporation (such as investment bankers, lawyers or accountants) also can be deemed to be “insiders” under some circumstances

2379/02379-000 current/41091905v6	06/30/2014

(G)	Significant changes in operations;

(H)	Significant increases or declines in backlog orders or the award or loss of a significant contract;

(I)	Significant new products to be introduced or significant discoveries of oil and gas, minerals or the like;

(J)	Extraordinary borrowings;

(K)	Major litigation (civil or criminal);

(L)	Financial liquidity problems;

(M)	Significant changes in management;

(N)	The purchase of sale of substantial assets; and

(O)	Significant regulatory actions.

ii.	“Material” information may also relate to the market for a company’s securities, including information about significant trades to be executed for HGK’s client accounts, which in some contexts may be deemed to be material nonpublic information. This knowledge can be used to take advantage of price movements in the market that may be caused by the firm’s buying or selling of specific securities for its clients.

iii.	Information is considered “nonpublic” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group. Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules.

(A)	In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones Broad Tape, Reuters Financial Report, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area.

(B)	On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers and market makers; or via a telephone call-in service for investors. Note that there also is authority that disclosure to Standard & Poor’s and Moody’s alone may not suffice.

2379/02379-000 current/41091905v6	06/30/2014

iv.	The selective disclosure of material nonpublic information by corporate insiders may lead to violations by an outsider (HGK, for example) of §10 (b) of the Exchange Act and Rule 10b-5 thereunder in the following circumstances:

(A)	the insider intentionally breached a duty of confidentiality owed to the issuer’s shareholders;

(B)	the insider received some personal benefit from this breach, either by way of pecuniary gain or a reputational benefit that could translate into future earnings;

(C)	the outsider knew or should have known that the insider breached a duty by disclosing the information; and

(D)	the outsider acted with scienter (i.e., a mental state showing intent to deceive, manipulate or defraud).

v.	An outsider might also run afoul of the prohibition against insider trading under a “misappropriation” theory. This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer’s shareholders. An example of this would be a newspaper reporter who misappropriates information he has received in the course of his job writing articles for his employer, and then trades before that information becomes public. Another example would be an employee of an investment adviser who trades while in possession of material nonpublic information he learns in the course of his advisory duties.

2.	Penalties for Insider Trading.

a.	Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

i.	criminal sanctions which may include a fine of up to $5,000,000 and/or up to twenty years imprisonment;

ii.	recovery of profits gained or losses avoided through illegal trading and civil penalties of up to three times the profit from the illegal trades;

iii.	an SEC order permanently barring the individual from the securities

2379/02379-000 current/41091905v6	06/30/2014

industry; and

iv.	civil litigation by investors seeking to recover damages for insider trading violations.

In addition to penalties provided by law, any violation of HGK’s policies and procedures on insider trading can be expected to result in serious sanctions by HGK, including, without limitation, dismissal of the individuals involved.

b.	Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of a Supervised Person who is found liable for insider trading may also be subject to penalties.

c.	HGK itself could be subject to the following penalties in the event a Supervised Person is found liable for insider trading:

i.	Civil penalties of up to the greater of $1,000,000 or three times the amount of profits gained or losses avoided by a Supervised Person.

ii.	Criminal fines of up to $25,000,000.

iii.	Restrictions on HGK’s ability to conduct certain of its business activities.

iv.	Irreparable damage to HGK’s business reputation and ability to remain in business.

3.	Procedures for HGK Employees. In order to prevent even inadvertent violations of the ban on insider trading, all Supervised Persons must adhere to the following guidelines:

a.	All information about HGK’s clients, including but not limited to the value of accounts; securities bought, sold or held; current or proposed business plans; acquisition targets; confidential financial reports or projections; borrowings, etc., must be held in strictest confidence.

b.	When obtaining material information about an issuer from insiders of the particular company, determine whether the information you learn has already been disseminated through “public” channels.

c.	In discussions with securities analysts, it also may be appropriate to determine whether the information the analyst provides has been publicly disseminated.

d.	If any Supervised Person determines that he or she has learned material nonpublic inside or market information:

2379/02379-000 current/41091905v6	06/30/2014

i.	HGK’s CCO must be notified immediately; and

ii.	the Supervised Person must refrain from disclosing such material nonpublic information to anyone else or trading on the basis of such information (either for him or herself or on behalf of HGK’s clients), unless specifically advised otherwise by the CCO.

e.	The CCO shall prohibit HGK and its Supervised Persons from executing any trades in the securities of the subject issuer (either for themselves or for any client) by placing the issue on a “Restricted List” until such time as the CCO determines that such material nonpublic information has been publicly disseminated.

f.	In the alternative, the CCO may, in consultation with senior management, determine to take alternative measures, such as restricting the flow of nonpublic information through information barriers (or “Chinese wall” procedures) to allow HGK’s investment personnel and trader who do not come into possession of the material nonpublic information to continue their ordinary investment activities. In such case, the CCO shall monitor such issuer’s securities for signs of any unusual trading activity in such securities by HGK or its Supervised Persons.

2379/02379-000 current/41091905v6	06/30/2014

D.	PERSONAL TRADING

It is the policy of HGK that all Supervised Persons shall avoid any activities in connection with their personal securities trades that conflict with the Standards of Business Conduct set forth in Section I.A above. Consistent with this governing principle, all Supervised Persons are subject to and shall abide by the following policies and procedures (the “Personal Trading Policy”).

1.	Prohibited Securities Transactions. Supervised Persons are prohibited from engaging in the following types of personal trading activities:

a.	Inside Information. Engaging in any Securities Transaction in a Security (or Equivalent Instrument) at a time when the Supervised Person possesses material nonpublic information regarding the Security or the issuer of the Security.

b.	Market Manipulation. Engaging in any Securities Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

c.	Front-Running. Engaging in any Securities Transaction in a Security (or Equivalent Instrument) at a time when such Supervised Person is in possession of nonpublic information to the effect that HGK is or may be considering a purchase or sale of such Security on behalf of its clients.

d.	Market Timing. Engaging in Securities Transactions involving the use of a Supervised Person’s knowledge of the portfolio holdings of a Reportable Fund to engage in any short-term or other abusive trading strategy involving such Fund.

e.	Others. Any other Securities Transaction deemed by the CCO to involve a potential conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

2.	Pre-Approval of Personal Securities Transactions.

a.	All Securities Transactions in which a Supervised Person has or will acquire a Beneficial Interest must be pre-cleared with the CCO unless the Security in question is exempt under section I.D.3.b blow. Such trades will be pre-cleared through MyCompliance or such other means as shall be designated by the CCO from time to time.

b,	Notwithstanding anything herein to the contrary, Supervised Persons are prohibited from acquiring a Beneficial Interest in a Security through an Initial Public Offering (other than a new offering of securities issued by a registered open-end investment company) or Private Placement (including, without limitation, investments in hedge funds, private equity funds, venture capital

2379/02379-000 current/41091905v6	06/30/2014

funds and other private funds) without the prior written approval of the CCO. Requests for such approval shall be submitted to the CCO using the form of “Request for Approval to Invest in an Initial Public Offering or a Private Placement” attached hereto as Appendix A.

3.	Reporting Requirements.

a.	Transactions and Accounts Covered

i.	Securities Holdings Reports. Within 10 days after first becoming a Supervised Person, each Supervised Person must file a holdings report with the CCO (or such other Person designated by the CCO) listing all holdings in securities in which they have Beneficial Interest, (a “Securities Holdings Report”). The information contained in a Securities Holdings Report must comply with the requirements set forth in Appendix B and be current as of a date no more than 45 days prior to the date of becoming a Supervised Person. Each Supervised Person must also file a Securities Holdings Report within 30 days after the end of each year, and the information must be current as of a date no more than 45 days prior to the date each report is submitted.

ii.	Quarterly Trade Reports. Each Supervised Person must also file with the CCO (or such other Person designated by the CCO) periodic reports of personal transactions in securities in which such Supervised Person has a Beneficial Interest within 30 days after the end of each calendar quarter (a “Quarterly Trade Report”). Quarterly Trade Reports must provide the information set forth in Appendix B and are due on the 30th day of January, April, July and October. Each Supervised Person must file a Quarterly Trade Report even if no purchases or sales of securities are made during the period covered by the report.

iii.	Automated Feeds. Each Supervised Person must direct his or her broker(s) to send to HGK via MyCompliance electronic copies of (i) all transaction confirmations for each of such Supervised Person’s accounts (as well as other accounts through which such Supervised Person has a Beneficial Interest) to the CCO or such other designated Person and (ii) all account statements for each such account to the CCO or such other designated Person. A Supervised Person is not required to provide information in Quarterly Trade Reports that is contained in broker transaction confirmations or account statements electronically sent to the CCO or such other designated Person in accordance with this Code, provided that such broker transaction confirmations or account statements are provided to the CCO or such other designated Person consistent with the required timing set forth above.

2379/02379-000 current/41091905v6	06/30/2014

b.	Exempt Securities. The securities listed below are exempt from the pre-clearance and initial, annual and quarterly reporting requirements described above. Therefore, it is not necessary to pre-clear or report such securities in the Securities Holdings Reports and Quarterly Trade Reports, even if the Supervised Person has a Beneficial Interest in such securities:

i.	U.S. government direct obligations;

ii.	Bank certificates of deposit;

iii.	Bankers’ acceptances;

iv.	Commercial paper;

v.	Repurchase agreements;

vi.	Other high quality short-term debt instruments (i.e., any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality);

vii.	Shares of unaffiliated money market funds and other unaffiliated open-end investment companies (mutual funds) (shares of closed-end funds and ETFs must still be reported and pre-cleared);

viii.	Shares of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds; and

ix.	529 Plans established and maintained by states, state agencies, or other state entities to help families save money for higher education expenses (i.e., prepaid college tuition plans and college savings plans) unless the Supervised Person has the ability to directly or indirectly influence or control trades in such 529 Plan.

Securities Transactions conducted through Automatic Investment Plans (including dividend reinvestment plans) also exempt from the Quarterly Trade Report requirement; however, such investments must be reported on an annual basis in the Securities Holdings Report.

c.

Exemption from Reporting Requirements. Initial, annual and quarterly reporting is not required for securities held in any account over which a Supervised Person has no direct or indirect influence or control, including Managed Accounts. However, Supervised Persons must report the existence of such an account to the CCO. The CCO has the authority to request further information and documentation from a Supervised Person regarding any account over which such

2379/02379-000 current/41091905v6	06/30/2014

Supervised Person claims to have no influence or control.

4.	Review. Securities Holdings Reports and Quarterly Trade Reports (or transaction confirmations and account statements provided in lieu of such Reports) will be reviewed by the CCO or a designee. When reviewing the securities holdings and transaction reports, the CCO or the CCO’s designee (as applicable) should consider whether the trading:

i.	fails to comply with HGK’s trading and reporting policies in this Manual;

ii.	creates a real or perceived conflict of interest with investment activities being undertaken on behalf of a client or the Supervised Person’s job responsibilities; or

iii.	departs significantly from the Supervised Person’s previous investment activity.

5.	Defined Terms. When used in this Personal Trading Policy, the following terms have the meanings set forth below:

a.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

b.	“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Security.

A Supervised Person is deemed to have a Beneficial Interest in the following:

•	any Security owned individually by the Supervised Person;

•	any Security owned jointly by the Supervised Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

•	any Security in which a member of the Supervised Person’s Immediate Family has a Beneficial Interest if:

•	the Security is held in an account over which the Supervised Person has decision making authority (for example, the Supervised Person acts as trustee, executor, or guardian); or

2379/02379-000 current/41091905v6	06/30/2014

•	the Security is held in an account for which the Supervised Person acts as a broker or investment adviser representative.

A Supervised Person is presumed to have a Beneficial Interest in any Security in which a member of the Supervised Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Supervised Person.

Any uncertainty as to whether a Supervised Person has a Beneficial Interest in a Security should be brought to the attention of the CCO, Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Exchange Act.

c.	“Equivalent Instrument” means any security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

d.	“Immediate Family” of a Supervised Person means any of the following persons:

child stepchild grandchild parent stepparent	grandparent spouse sibling mother-in-law father-in-law	son-in-law daughter-in-law brother-in-law sister-in-law domestic partner

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

e.	“Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

f.

“Managed Account” means an account where a Supervised Person has no knowledge of the transaction before it is completed (for example, transactions effected for a Supervised Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Supervised Person, in connection with which the Supervised Person is neither consulted nor advised of

2379/02379-000 current/41091905v6	06/30/2014

the trade before it is executed).

g.	“Private Placement” means an offering of Securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act, or pursuant to Rules 504, 505 or 506 of Regulation D under the Securities Act.

h.	“Reportable Fund” means (a) any fund registered under the Investment Company Act for which HGK serves as an investment adviser or sub-adviser, or (b) any fund registered under the Investment Company Act whose investment adviser or principal underwriter is controlled by or under common control with HGK. For purposes of this definition, “investment adviser” has the same meaning as it does in section 2(a)(20) of the Investment Company Act, and “control” has the same meaning as it does in Section 2(a)(19) of the Investment Company Act.

i.	“Securities Transaction” means the purchase, sale, redemption or other transaction in a Security in which a Supervised Person has or acquires a Beneficial Interest.

j.	“Security” includes any instrument that may be considered a security for purposes of the Federal Securities Laws, stocks, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), bank loans, limited partnership interests, investment contracts, or investment company shares. The term “Security” also includes any derivative instruments on any the foregoing, such as futures, swaps, options and warrants, whether or not such instrument might be considered a “security” for purposes of the Federal Securities Laws.

2379/02379-000 current/41091905v6	06/30/2014

E.	OUTSIDE BUSINESS ACTIVITIES

This policy is being adopted to ensure that Supervised Persons avoid any activities, interests or association outside of HGK that could interfere with, or give the appearance of interfering with, their ability to act in the best interests of HGK and its clients or the Supervised Persons’ ability to perform their work for HGK and its clients objectively and effectively.

1.	Service on the Board of a Publicly Traded Company

a.	Pre-Approval. No Supervised Person may serve on the board of directors of a publicly traded company absent the prior written approval of the CCO. This approval will be granted only in extraordinary circumstances.

b.	Informational Barriers. If granted, the Supervised Person will be isolated, through information barriers or other procedures established by HGK, from making decisions related to the issuer on whose board the Supervised Person sits.

2.	Service on the Board of a Private Company

a.	No Supervised Person may serve on the board of a private company without the prior approval of the CCO.

b.	In evaluating whether to grant such a request, HGK will consider, among other factors,

i.	whether the company is (or could become) an appropriate investment opportunity for HGK’s clients, and

ii.	the likelihood that the company may go public in the foreseeable future.

c.	A Supervised Person who is permitted to serve as a director of a private company may not be the sole Supervised Person responsible for making investment decisions regarding the issuer.

d.	Further, if the private company considers going public during the Supervised Person’s term as director, the Supervised Person must resign his or her directorship as soon as practicable after the Supervised Person learns that the company is considering going public, and in any case prior to the date on which the securities are priced in an initial public offering.

3.	Other Outside Business Activities

a.	Pre-Approval. Each Supervised Person must obtain the pre-approval of (i) the

2379/02379-000 current/41091905v6	06/30/2014

Supervised Person’s supervisor and (ii) the CCO, prior to engaging in an Outside Business Activity as defined in this policy. Each Supervised Person must complete an “Outside Business Activities Pre-Approval Form” (Appendix C) for each Outside Business Activity in which the Supervised Person wishes to engage.

b.	Factors. The CCO will consider all relevant facts and circumstances in deciding whether to approve (or disapprove) a proposed Outside Business Activity, including, but not limited to, the extent to which the proposed activity could:

i.	violate any law or regulation;

ii.	require oversight or monitoring by HGK;

iii.	involve prolonged absences during business hours;

iv.	interfere with, or give the appearance of interfering with, the Supervised Person’s ability to act in the best interests of HGK or its clients;

v.	interfere with, or give the appearance of interfering with, the Supervised Person’s ability to perform work for HGK and its clients objectively and effectively; or

vi.	create adverse publicity or potential liability for, or harm the reputation of, HGK.

4.	“Outside Business Activity” Defined

a.	An “Outside Business Activity” includes:

i.	becoming employed by or engaged in any outside business;

ii.	becoming employed by, or receiving compensation from, any other person, entity or business organization; or

iii.	serving in a fiduciary capacity (e.g., trustee, executor or power of attorney) for someone other than a family member.

b.	The definition of Outside Business Activities within the meaning of this policy does not include voluntary affiliations or relationships with non-profit entities such as charitable, religious, civic, or fraternal organizations recognized as tax-exempt unless the Supervised Person receives some compensation for his or her efforts or the organization has or establishes a business relationship with HGK.

2379/02379-000 current/41091905v6	06/30/2014

5.	Administration

a.	All questions regarding this policy should be referred to the CCO.

b.	HGK will maintain any documents evidencing the approval of any Outside Business Activity requests, together with any conditions accompanying such approval. HGK shall also maintain evidence of any denial of a Supervised Person’s request to engage in an Outside Business Activity.

2379/02379-000 current/41091905v6	06/30/2014

F.	GIFTS AND BUSINESS ENTERTAINMENT

It is the policy of HKG that no Supervised Persons may give or receive gifts or business entertainment whose value or context would be inconsistent with the Standards of Business Conduct set forth in Section I.A above. Consistent with this governing principle, all Supervised Persons are subject to and shall abide by the following policies and procedures (the “Gifts and Entertainment Policy”).

1.	Scope. For purposes of this Gifts and Entertainment Policy, the terms “gifts” and “business entertainment” are intended to be construed broadly and include giving or accepting anything of value (including meals, lodging, travel, cash, securities, merchandise, loans and expense reimbursements), except to the extent specifically excluded below. Note that these terms include anything of value provided directly or indirectly (e.g., anything provided to a Supervised Person on behalf of the third party from whatever source).

a.	For an item to be considered “business entertainment,” the host must be present at the event/meal and there must be an opportunity to discuss business matters. For example, if a Supervised Person provides theater tickets to a vendor or client, the tickets are “business entertainment” only if the Supervised Person attends the event and there is an opportunity to discuss business matters. If not, the tickets should be treated as a “gift” for purposes of this Gifts and Entertainment Policy and subject to the limitations set forth below.

b.	The following items are not considered to be “gifts” or “business entertainment” for purposes of this Gifts and Entertainment Policy:

i.	Usual and customary promotional items (e.g., T shirts, caps, or pens marked with a logo);

ii.	Items of nominal value;

iii.	Food items consumed on premises (e.g., popcorn, cookies); or

iv.	Usual and customary gifts given to or received by Supervised Persons based on a personal relationship (e.g., the vendor and Supervised Person have a family relationship).

2.	Policies and Procedures. Supervised Persons are permitted to give and accept gifts and business entertainment only in compliance with the policies and procedures set forth below.

a.	Gifts. Supervised Persons may give to, or accept gifts from, clients or vendors, provided that the fair market value of all gifts given or received from the client or

2379/02379-000 current/41091905v6	06/30/2014

vendor, as the case may be, during a calendar year is equal to or less than $250. Supervised Persons may not give or accept a gift with a fair market value in excess of that amount without the prior written approval of the CCO.

i.	Supervised Persons should use reasonable judgment in estimating the value of any gifts given or received. Any questions about the fair market value of a gift should be referred to the CCO.

ii.	Supervised Persons may not accept a gift of cash or a cash-equivalent (e.g., a gift certificate) in any amount.

iii.	Under no circumstances may Supervised Persons solicit a gift from a client or vendor.

b.	Business Entertainment. Supervised Persons may give or accept business entertainment that is reasonable under the circumstances and not excessive in either amount or frequency. Questions regarding the reasonableness of any particular business entertainment should be directed to the CCO. Some examples of business entertainment that would likely to be considered unreasonable include:

i.	tickets to the Super Bowl;

ii.	use of a private jet;

iii.	free stays in a hotel.

c.	State and Local Government Official. Special rules and other restrictions may apply to the giving or provision of gifts and business entertainment to existing or potential clients that are state or local governmental entities or agencies thereof (including public retirement plans) and persons associated with such existing or potential government clients. Supervised Persons must consult with the CCO and obtain the CCO’s prior approval before providing any gifts or business entertainment to any State or Local government official or any persons representing them. The CCO shall determine, in consultation with outside counsel to the extent appropriate, whether such gift or entertainment is in compliance with applicable law or policies applicable to such Investor.

4.	Interpretation. All questions regarding interpretation of this Gifts and Entertainment Policy shall be referred to the CCO, who shall be responsible for resolving interpretations under Policy and communicating such matters to Supervised Persons as necessary.

2379/02379-000 current/41091905v6	06/30/2014

G.	POLITICIAL CONTRIBUTIONS

State and local political contributions generally may not be made by an Adviser. Any contribution to (or at the request of) a political official, and any business venture entered into with (or at the request of) a political official by a Supervised Person, must be pre-cleared by the CCO. Supervised Persons are also reminded of the campaign contribution limit of $350 per election for candidates for whom a Supervised Person may vote and $150 per election for candidates for whom they cannot vote.

1.	Campaign Contributions and “Pay-to-Play” Restrictions. Rule 206(4)-5 under the Advisers Act prohibits practices commonly known as “pay to play,” where an investment adviser or its employees directly or indirectly make contributions or other payments to public officials with the intent of generating or retaining investment advisory business. A violation of Rule 206(4)-5 could have serious adverse consequences for HGK, including the forfeiture of compensation received in connection with providing advisory services to applicable government entities for a 2-year period.

HGK has established this Political Contributions Policy (the “Political Contributions Policy”) to assist HGK in monitoring the “pay to play” practices of its Covered Persons (as defined below) and to ensure compliance with Rule 206(4)-5. Every Covered Person must follow this Policy strictly. Any violation could result in a Covered Person’s dismissal. If you have any questions about this Policy, you should consult with the CCO.

2.	Definitions. For purposes of this Political Contributions Policy:

a.	A “Contribution” includes any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election to an elective office.

i.	A Contribution includes, without limitation, payments to political action committees in the United States (“U.S. PACs”) and state and local political officials in the United States and payments made for the benefit of a Government Official (such as payment of campaign debts and transition or inaugural expenses, and payments made to other persons at the request of such Government Official).

ii.	A Contribution does not include the donation of a Covered Person’s time to a Government Official, provided that (i) HGK did not direct the Covered Person to volunteer his or her time; (ii) HGK’s resources are not used in such volunteer activities; and (iii) the Covered Person’s volunteer activities do not take place during HGK’s business hours or on HGK’s premises. A Contribution also does not include a contribution to a political party committee that is not intended to benefit specific officials

2379/02379-000 current/41091905v6	06/30/2014

b.	A “Covered Person” is (i) any Supervised Person of HGK; (ii) any general partner, managing member or executive officer of HGK or other individual (or entity) with a similar status or function; (iii) any person who solicits a Government Entity on HGK’s behalf and any person who supervises, directly or indirectly, such employee; (iv) any family member of any of the foregoing that resides at the same residential address, (v) any entity that is directly or indirectly controlled by, or operates primarily for the benefit of, any individual or entity listed in (i), (ii), (iii) or (iv) above (including a U.S. PAC that such individual has the ability to directly or indirectly control the governance or operations of), and (vi) any individual or entity that the CCO has determined is subject to this Policy.

c.	A “Government Official” means any incumbent, candidate or successful candidate for elective office of a “Government Entity” (as defined below) if the office holder (i) is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity, or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity.[3]

d.	A “Government Entity” means any U.S. state or political subdivision of a U.S. state, including its agencies, authorities, instrumentalities, plans, programs and pools of assets. For the avoidance of doubt, Government Entities include all pension plans and collective government funds, including participant-directed plans such as 403(b), 457 and 529 plans.[4]

3.	Procedures.

a.	Without the prior written approval of the CCO, neither HGK nor any Covered Person shall:

i.	Make any Contribution to any Government Official, U.S. PAC or state or local political official in the United States; or

ii.	Coordinate, or solicit any third party to make, any Contribution to a Government Official, U.S. PAC or state or local political official in the United States.

b.	If a Covered Person desires to make a Contribution, or to coordinate or solicit any third party to make a Contribution, then such Covered Person must pre-clear such Contribution with the CCO through MyCompliance. Such request for pre-clearance shall include the following information:

[3]	See Section II.B.2(a)(2) of SEC Release No. IA-3043 for the definition of an “official” of a “Government Entity” for purposes of Rule 206(4)-5.
[4]	Ibid.

2379/02379-000 current/41091905v6	06/30/2014

i.	The amount of the proposed Contribution;

ii.	The Government Official, U.S. PAC or state or local political party in the United States to whom such Contribution is proposed to be made;

iii.	If applicable, the elective or appointed office or other government position that such Government Official occupies or is seeking at the time of the proposed Contribution;

iv.	If applicable, the person who has requested that such Covered Person make the proposed Contribution or engage in such coordination or solicitation;

v.	If applicable, the person who the Covered Person is coordinating or soliciting to make the proposed Contribution;

vi.	The form of the proposed Contribution, coordination or solicitation, as the case may be; and

vii.	A brief description of the reason for the Contribution, coordination or solicitation and any other relevant facts or circumstances.

c.	The CCO shall notify a Covered Person through MyCompliance if a requested Contribution has been approved as soon as reasonably practicable.

d.	Covered Persons are prohibited from doing anything indirectly that, if done directly, would result in a violation of Rule 206(4)-5 (for example, if a Covered Person’s friend or relative were to make a Contribution at the request of the Covered Person, the Contribution would be deemed as having been made by the Covered Person directly).

e.	If HGK desires to make a Contribution, or coordinate or solicit any third party to make a Contribution, such Contribution (or coordination or solicitation, if applicable) shall be first approved by the CCO, and only after such approval by the CCO may such Contribution (or coordination or solicitation, if applicable) be made.

4.	Recordkeeping. At all times that HGK is providing advisory services to government entities, it is required, pursuant to Rule 206(4)-5, to keep records of:

a.

All direct and indirect Contributions made by HGK or any of its Covered Persons to Government Officials and payments to U.S. PACs and state and local political officials in the United States. Contributions and payments must be listed in

2379/02379-000 current/41091905v6	06/30/2014

chronological order, identifying the contributor and recipient and the date and amount of each Contribution;

b.	A list of the names, titles and business and residential addresses of all Covered Persons;

c.	A list of the Government Entities to which it provides or has provided advisory services during the past five years; and

d.	A list of the names and business addresses of each regulated person retained by HGK to solicit investment advisory business from Government Entities.

5.	Other Regulations. Various states, local governments and individual public pension plans have passed legislation, issued regulations or promulgated policies prohibiting or restricting the use of finders or solicitors to solicit public pension plans and/or requiring extensive disclosure with respect to campaign contributions. Rule 206(4)-5 does not preempt any regulation at the state, local or plan-specific level and HGK will adhere to the most restrictive approach in order to comply with all political contribution regulations. The requirements of Rule 206(4)-5 and such state, local or plan-specific regulations may change over time. As a result, each Contribution request will be evaluated against, and may be approved or denied because of, Rule 206(4)-5 and/or such state, local and plan-specific regulations in effect at the time of such request.

2379/02379-000 current/41091905v6	06/30/2014

H.	ADMINISTRATION OF THE CODE OF ETHICS

1.	Initial and Annual Acknowledgement of Compliance Manual.

a.	Within ten (10) days of becoming a Supervised Person under this Code, each Supervised Person must acknowledge that he or she has received and reviewed a copy of the Code, and has made all disclosures required under the Code.

b.	Thereafter, on an annual basis, each Supervised Person shall give the same acknowledgments and, in addition, shall certify that he or she has complied with all applicable provisions of the Code.

c.	Such acknowledgments and certifications shall be provided in the form of the Initial and Annual Acknowledgments of Compliance Manual attached hereto as Appendices D1 and D2, respectively.

2.	Surveillance. The CCO shall be responsible for maintaining a surveillance program reasonably designed to monitor the activities of all Supervised Persons for compliance with the provisions of this Code and for investigating any suspected violation of the Code. The CCO shall report the results of each such investigation, including any remediation efforts, to the HGK Board of Directors. The HGK Board of Directors (or its designate) is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code.

3.	Remedies

a.	Authority. The HGK Board of Directors has authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. In exercising such authority, the HGK Board of Directors may delegate authority to determine remedies to the CCO; however, all such determinations will be subject to review and approval by the HGK Board of Directors. Failure to promptly comply with any remedies directive may result in the imposition of additional sanctions.

b.

Sanctions. If the HGK Board of Directors determines that a Supervised Person has committed a violation of the Code, the Board may impose sanctions and take other actions as it deems appropriate, including a verbal warning, a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of employment of the violator for cause. The HGK Board of Directors may also require the Supervised Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the HGK Board of Directors. No member of the HGK Board of

2379/02379-000 current/41091905v6	06/30/2014

Directors may review his or her own transaction. The HGK Board of Directors Committee can delegate authority to deal immediately with questions regarding, or violations of, the Code to the CCO.

c.	Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to: (i) the CCO, (ii) the HGK Board of Directors, (iii) the Supervised Person’s department manager (or designees), (iv) the Securities and Exchange Commission, (v) any self-regulatory organization of which HGK is a member, (vi) any state Security commission, and (vii) any attorney or agent of the foregoing.

4.	Exceptions to the Code. Although exceptions to the Code will rarely be granted, the HGK Board of Directors may grant exceptions to the requirements of the Code on a case-by-case basis if the HGK Board of Directors finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing. In exercising such authority, the HGK Board of Directors may delegate authority to grant exceptions to the Code to the CCO. However, all such determinations will be subject to review and approval by the HGK Board of Directors.

2379/02379-000 current/41091905v6	06/30/2014